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                                                                   EXHIBIT 10.23

                      RETROCESSIONAL REINSURANCE AGREEMENT

                                     BETWEEN

                    AMERICAN HERITAGE LIFE INSURANCE COMPANY

                                       AND

                         ALLSTATE LIFE INSURANCE COMPANY


                                    RECITALS


This Retrocessional Reinsurance Agreement ("Agreement" or "Retrocessional Reinsurance Agreement"), is made and entered into by and between AMERICAN HERITAGE LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Florida ("Ceding Company" or "AHL") and ALLSTATE LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Illinois ("Reinsurer" or "ALIC").

WHEREAS, the Ceding Company entered into those certain Coinsurance Agreements effective January 1, 2000 ("Great Southern Agreement") attached as Exhibit 1 and effective September 30, 1997 ("Security Life of Denver Agreement") attached as
Exhibit 2, (collectively the "Underlying Reinsurance Agreements"), whereby the Ceding Company assumed 100% of certain liabilities arising under life and health insurance policies and certificates from Great Southern Life Insurance Company ("Great Southern") and Security Life of Denver Insurance Company (Security Life of Denver"), respectively.

WHEREAS, Ceding Company and Reinsurer desire to enter this Agreement, whereby Ceding Company will retrocede on a coinsurance basis 100% of the universal life insurance liabilities of the Ceding Company arising under the Underlying Reinsurance Agreements, except for certain excluded liabilities.

NOW THEREFORE, in consideration of the above stated premises and the promises and mutual agreements set forth below, the Ceding Company and the Reinsurer agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

Unless otherwise defined herein, as used in this Agreement the following terms shall have the meanings ascribed to them below:

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A.   "Annual Statement" shall mean the Ceding Company's Life and Accident and
     Health Companies Annual Statement for the General Account as filed with the Florida Insurance Department.

B.   "Code" shall mean the Internal Revenue Code of 1986, as amended.

C. "Effective Date" shall mean the effective date of this Agreement, which shall be 11:59pm on December 31, 2004.

D. "Excluded Liabilities" shall mean (i) Extra-Contractual Obligations, (ii) liabilities ceded by Ceding Company under Third-Party Reinsurance Agreements and (iii) any obligations or liabilities of AHL under the Underlying Reinsurance Agreements other than 100% coinsurance of the "Contractual Liabilities" (as defined in the Underlying Reinsurance Agreements) under the Policies.

E. "Extra-Contractual Obligations" shall mean all liabilities and obligations for consequential, extra-contractual, exemplary, punitive, special or similar damages or any other amounts due or alleged to be due (other than those arising under the express terms and conditions of the Policies) which arise from any real or alleged act, error or omission, whether or not intentional, in bad faith or otherwise, including without limitation, any act, error or omission relating to: (i) the marketing, underwriting, production, issuance, cancellation or administration of the Policies; (ii) the handling of claims or disputes in connection with the Policies; or
     (iii) the failure to pay or the delay in payment of benefits or claims, under or in connection with the Policies.

F. "Net Benefits" shall mean the actual amounts paid or incurred by the Ceding Company with respect to the Policies for all surrenders, withdrawals (full and partial), death benefits, annuitizations, payments on supplemental contracts, endowment benefits, and disability benefits, net of Excluded Liabilities.

G. "Net Ceded Liabilities" shall mean any and all liabilities of the Ceding Company to reinsure the "Contractual Liabilities" (as defined in the Underlying Reinsurance Agreements) under the Policies pursuant to the terms of the Underlying Agreements, but shall not include Excluded Liabilities.

H. "Net Statutory Liabilities" shall have the meaning set forth in Article V of this Agreement.

I. "Policy or Policies" shall mean the universal life insurance contracts and riders associated thereto that are reinsured by the Ceding Company under the Underlying Reinsurance Agreements. "Policy or Policies" expressly excludes all other insurance policies and associated riders reinsured by the Ceding Company under the Underlying Reinsurance Agreements, including, but not limited to, health insurance policies, term policies, disability policies and cancer policies.

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J.   "Statutory Reserves" means the statutory reserves of the Ceding Company with respect to the Policies determined pursuant to accounting practices prescribed by applicable regulatory authorities and in accordance with sound actuarial practices, as such reserves would have been included in lines 1, 2, 3, 4, and 8 of the NAIC Annual Statement Blank page 3 (2003 format)

K. "Third-Party Reinsurance Agreements" shall mean any written reinsurance agreements under which Ceding Company has ceded liabilities with respect to the Policies, other than this Agreement.


                                   ARTICLE II
                              BASIS OF REINSURANCE

The Ceding Company agrees to retrocede and the Reinsurer agrees to accept Net Ceded Liabilities. The reinsurance provided hereunder shall be on a 100% coinsurance basis.


                                   ARTICLE III
                 LIABILITY OF REINSURER; COINSURANCE PROVISIONS

A. All of the Net Ceded Liabilities shall be reinsured pursuant to the terms of this Agreement as of the Effective Date.

B. The liability of the Reinsurer with respect to Policies in force on the Effective Date will begin on the Effective Date. The Reinsurer's liability with respect to any Policy will terminate on the date the Ceding Company's liability on such contract terminates. However, termination of this Agreement will not terminate the Reinsurer's liability for Net Benefits prior to the date of termination. If any of the Policies are reduced or terminated by payment of a death benefit, withdrawal or surrender, the reinsurance will be reduced proportionately or terminated.

C. The reinsurance provided under this Agreement is subject to the same limitations and conditions as set forth in the Policies and the Underlying Reinsurance Agreements.

D. Ceding Company shall not make any changes or modifications to any of the Underlying Reinsurance Agreements except with Reinsurer's prior written consent, including, but not limited to any changes to comply with any applicable law, rule or regulation. Such consent shall not be unreasonably withheld.

E. Some of the Policies reinsured by the Ceding Company under the Great Southern Agreement provide that Great Southern may in its discretion, from time to time, declare interest rates, cost of insurance rates, premium payments or other non-guaranteed

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     elements that are or affect required premium payments or are used to determine policy or contract values.

     Under Article 4.06 of the Great Southern Agreement, Great Southern has agreed:

          To set such discretionary rates, cost of insurance rates, premium rates or other non-guaranteed elements to be declared on the Policies and the effective dates thereof, in accordance with AHL's recommendations;

          To allow AHL on behalf of Great Southern to notify policyholders and contract holders of such changes and the effective dates thereof; and

          To fully cooperate with AHL in obtaining any required regulatory approvals in connection with setting or changing such discretionary interest rates, cost of insurance rates, premium rates or other non-guaranteed elements.

     So long as this Retrocessional Reinsurance Agreement is in effect, the Ceding Company agrees that it shall not take any of the above described actions to be performed by it without the Reinsurer's prior written approval. However, such prior approval shall not be required so long as Ceding Company and Reinsurer remain affiliates.

F. Ceding Company shall not waive or exercise any of its rights under any of the Underlying Reinsurance Agreements (including, but not limited to, those described in Article III.E above), without the prior written consent of Reinsurer. However, such prior approval shall not be required so long as Ceding Company and Reinsurer remain affiliates.

G. Conversions, exchanges, or replacements of Policies are not reinsured under this Agreement, unless agreed to in writing by Reinsurer.


                                   ARTICLE IV
                                     CLAIMS

A. Reinsurer shall not be liable to pay Ceding Company for any Extra-Contractual Obligations, except to the extent such liabilities or obligations arise directly from and are proximately caused by the gross negligence or willful acts or omissions of Reinsurer, its agents, contractors or employees in the performance of Reinsurer's duties and obligations under this Agreement.

     In the event of a change in the amount of the Ceding Company's liability under the Underlying Agreements due to a misstatement of age or sex, the Reinsurer's liability will be changed proportionately under this Agreement.

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B.   The Ceding Company shall notify the Reinsurer, as soon as possible, whenever the Ceding Company has received a notice on any Policy reinsured under this Agreement.

     The Ceding Company shall promptly provide the Reinsurer with proper claim papers and proofs when requesting payment. The Reinsurer shall promptly pay its share of each claim in a lump sum. Reinsurer shall have the right to approve all claim payments, and any decision by Ceding Company to contest, compromise or litigate a claim shall be subject to Reinsurer's prior written approval.



                                    ARTICLE V
                                RESERVE TRANSFERS

A. Within forty-five (45) days of the latter of the Effective Date or the date Ceding Company has received approval from all necessary regulatory authorities ("Settlement Date"), assets consisting of policy loans (including accrued policy loan interest), cash and investments, accrued investment income, and uncollected or deferred premiums net of unearned investment income, shall be transferred by Ceding Company to Reinsurer with a market value amount calculated as of the Effective Date equal to the Net Statutory Liabilities for the Policies reinsured under this Agreement plus the Interest Maintenance Reserve adjustment for current year's liability gains/losses impacting the positive or negative reserve balance as a result of this transaction. The Net Statutory Liabilities shall equal the Statutory Reserves (net of reserves for any Third-Party Reinsurance Agreements) plus premium deposit funds plus unearned premiums plus unearned policy loan interest. Ceding Company shall also pay to Reinsurer interest on such amount at the rate of four percent (4%) per annum, simple rate, beginning on the Effective Date and ending on the Settlement Date.

                                   ARTICLE VI
                            SETTLEMENT AND REPORTING

     A. While this Agreement is in effect, Ceding Company shall pay to Reinsurer no less frequently than quarterly, with respect to all Policies, a reinsurance premium equal to(or the accounting equivalent of) the sum of Items (a) and (b) below: (a) equals gross premiums (direct and reinsurance assumed) collected by Ceding Company during the settlement period. (b) equals policy loan repayments collected by Ceding Company with respect to the Underlying Reinsurance Agreements

     B. While this Agreement is in effect, Reinsurer shall pay to Ceding Company no less frequently than quarterly, a benefit and expense allowance equal to (or the accounting equivalent of) the sum of Items
          (a), (b), (c), (d), and (e) below, as applicable for the period since the date of Reinsurer's last payment to Ceding Company where:

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         (a)      equals benefits paid or incurred by Ceding Company with
                  respect to the Policies pursuant to the Underlying Reinsurance Agreements.

         (b) equals expense allowances, guarantee fund assessments, commissions and other sales compensation paid or incurred by Ceding Company with respect to the Policies pursuant to the Underlying Reinsurance Agreements.

         (c) equals premium taxes paid or incurred by Ceding Company with respect to the Policies pursuant to the Underlying Reinsurance Agreements.

         (d) equals policy loan distributions to policyholders paid or incurred by Ceding Company with respect to the Policies pursuant to the Underlying Reinsurance Agreements.

         (e) equals administrative fees paid or incurred by the Ceding Company under third party administration agreements covering the Policies ceded under this Agreement.

     C. Ceding Company will provide Reinsurer with accounting reports on a time schedule determined by Reinsurer, which schedule shall be no less frequently than quarterly within fifteen (15) days following the end of each calendar quarter. These reports will contain sufficient information about the Policies to enable the reinsurer to prepare its quarterly and annual financial reports.

     D. Settlements as set out in Article VI, Paragraphs A and B will occur on a time schedule determined by Reinsurer, which schedule shall be no less frequently than quarterly within sixty (60) days following the end of each calendar quarter.


                                   ARTICLE VII
                                   TAX MATTERS

          With respect to this Agreement, the Ceding Company and the Reinsurer hereby make the election as set forth in Exhibit B and as provided for in section 1.848-2(g)(8) of the Treasury Regulations. Each of the parties hereto agrees to take such further actions as may be necessary to ensure the effectiveness of such election.


                                  ARTICLE VIII
                                 RESERVE CREDIT

The Reinsurer shall, to the extent necessary, together with all its subsequent retrocessionaires, establish adequate net reserves, and shall agree in good faith to take any other steps necessary,

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pursuant to the requirements of Florida or any other state or jurisdiction in which the Ceding Company is licensed or accredited as of the Effective Date, for the Ceding Company to take statutory credit for reinsurance ceded to an unadmitted, unauthorized or unaccredited reinsurer, up to the full amount of the reserve that the Ceding Company would have established for the Policies if it had retained the Policies.


                                   ARTICLE IX
                                   OVERSIGHTS

Unintentional clerical errors, oversights, omissions or misunderstandings in the administration of this Agreement by either the Ceding Company or the Reinsurer shall not be deemed a breach of this Agreement provided the clerical error, oversight, omission or misunderstanding is corrected promptly after discovery. Both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had such error, oversight, omission, or misunderstanding not occurred.


                                    ARTICLE X
                              INSPECTION OF RECORDS

Either party, their respective employees or authorized representatives, may audit, inspect and examine, during regular business hours, at the home office of either party, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the Policies covered under this Agreement. The audited party agrees to provide a reasonable workspace for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The party performing a routine audit shall provide five (5) working days advance notice to the other party. The expense of the respective party's employee(s) or authorized representative(s) engaged in such activities will be borne solely by such party.


                                   ARTICLE XI
                                   INSOLVENCY

A. Subject to the other provisions of this Agreement, the Net Ceded Liabilities ceded to the Reinsurer shall be payable on demand of the Ceding Company at the same time as the Ceding Company shall pay its net retained portion of such risk or obligation, and the reinsurance provided under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Ceding Company with respect to the Policies under the terms of the Underlying Agreements without diminution because of the insolvency of the Ceding Company. In the event of the insolvency of the Ceding Company and the appointment of

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     a conservator, liquidator or statutory successor of the Ceding Company, such Net Ceded Liabilities shall be payable to such conservator, liquidator or statutory successor immediately upon demand, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or, by any conservator, liquidator or statutory successor of the Ceding Company having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as above set forth shall be made directly to the Ceding Company or its conservator, liquidator or statutory successor.

B. Further, in the event of the insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the insolvent Ceding Company shall give written notice to the Reinsurer of the pendency of any obligation of the insolvent Ceding Company on any Net Ceded Liability, whereupon the Reinsurer may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

C. In the event of the Reinsurer's insolvency, any payments due the Reinsurer from the Ceding Company pursuant to the terms of this Agreement will be made directly to the Reinsurer or its conservator, liquidator, receiver or statutory successor.


                                   ARTICLE XII
                                   ARBITRATION

A. Prior to initiation of arbitration, the Reinsurer and Ceding Company agree that they will first negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any dispute. Provided, however that if any such dispute cannot be resolved within sixty (60) days (or such longer period as the parties may agree) after written notice invoking the negotiation period of this Article is delivered by either party, the Reinsurer and the Ceding Company agree that they will submit this dispute to arbitration as described below.

B. The Reinsurer and the Ceding Company intend that any and all disputes between them under or with respect to this Agreement be resolved without resort to any litigation. Any and all disputes or differences between the Ceding Company and the Reinsurer arising out of this Agreement, including, but not limited to disputes or differences relating to the interpretation or performance of this Agreement, its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration. Arbitration shall be the sole method of dispute resolution,

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     regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by applicable state law of the insolvency.

C. Arbitration shall be initiated by the delivery of written notice of demand for arbitration ("Arbitration Notice") by one party to another. Such written notice shall contain a brief statement of the issue(s), remedies sought, and the failure of the parties to reach amicable agreement as provided in Paragraph A above.

D. The arbitrators and umpire shall be present or former disinterested officers of life reinsurance or insurance companies other than the two parties to the Agreement or any company owned by, or affiliated with, either party. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint the umpire. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after delivery of the Arbitration Notice, the other party may appoint the second arbitrator. If the two arbitrators do not agree on an umpire within thirty (30) days of the appointment of the second appointed arbitrator, each of the two arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The umpire shall be chosen from the remaining two nominations by drawing lots.

E. The arbitration hearings shall be held in the city in which the Reinsurer's head office is located or any such other place as may be mutually agreed. Each party shall submit its case to the arbitrators and umpire within one hundred and eighty (180) days of the selection of the umpire or within such longer period as may be agreed.

F. The arbitration panel shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The arbitration panel shall interpret this Agreement as an honorable engagement; they are relieved of all judicial formalities and may abstain from following strict rules of law. The arbitration panel shall be solely responsible for determining what evidence shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide the dispute.

G. The decision in writing of the majority of the arbitration panel shall be final and binding upon the parties. Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction.

H. The jointly incurred costs of the arbitration are to be borne equally by both parties. Jointly incurred costs are specifically defined as any costs that are not solely incurred by one of the parties (e.g., attorneys' fees, expert witness fees, travel to the hearing site, etc.). Costs incurred solely by one of the parties shall be borne by that party. Once the panel has been selected, the panel shall agree on one billable rate for each of the arbitrators and umpire and that sole cost shall be disclosed to the parties and become payable as a jointly incurred cost as described above.

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                                  ARTICLE XIII
                              PARTIES TO AGREEMENT

This Agreement is solely between the Ceding Company and the Reinsurer. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement.

Ceding Company shall be and remain solely and directly liable to Great Southern and Security Life of Denver under the Underlying Reinsurance Agreements.


                                   ARTICLE XIV
                      DURATION OF AGREEMENT AND TERMINATION

A. DURATION. This agreement will be effective as of the Effective Date, and will be unlimited as to its duration.

B. TERMINATION FOR NEW BUSINESS. This Agreement shall automatically terminate for new business as of the Effective Date.


                                   ARTICLE XV
                               GENERAL PROVISIONS

A. ENTIRE AGREEMENT. This Agreement supercedes any and all prior discussions and understandings between the parties and constitutes the entire Agreement between the Reinsurer and the Ceding Company with respect to the retrocession provided hereunder. There are no understandings between the parties other than as expressed in this Agreement.

B. NOTICES. Any notice or communication given pursuant to this Agreement must be in writing and (1) delivered personally, (2) sent by facsimile transmission, (3) delivered by overnight express, or (4) sent by registered or certified mail, postage prepaid, to such address or addresses each party may designate from time to time for receipt of notices or communications. The initial notice addresses are as follows:


     If to the Reinsurer:      Allstate Life Insurance Company
                               3100 Sanders Road, Suite M5A
                               Northbrook, Illinois 60062-7154
                               Attention:  Steve Shebik, Vice President, Finance

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                                Facsimile No.: (847) 326-5054

     If to the Ceding Company:  American Heritage Life Insurance Company
                                1776 American Heritage Life Drive
                                Jacksonville, Florida 32224-6688
                                Attention: Greg Guidos, Chief Financial Officer Facsimile No.: (904) 992-2658

     All notices and other communications required or permitted under the terms of this Agreement that are addressed pursuant to this Article XV shall: (1) if delivered personally or by overnight express, be deemed given upon delivery; (2) if delivered by facsimile transmission, be deemed given when electronically confirmed; and (3) if sent by registered or certified mail, be deemed given when received.

C. EXPENSES. Except as may be otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

D. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

E. AMENDMENT. Any modification or modification to this Agreement shall be null and void unless made by written instrument executed by both parties hereto.

F. ASSIGNMENT; BIND EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either of the parties hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any such assignment that is attempted without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

G. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the parties hereto under this Agreement will not be materially and adversely affected thereby, (1) such provision shall be fully severable; (2) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (3) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

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H.   WAIVER. Any term or condition of this Agreement may be waived in writing at any time by the party that is entitled to the benefit thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under the terms of this Agreement, or by law or otherwise afforded, shall be cumulative and not alternative, except as otherwise provided by law.

I. HEADINGS, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (1) words using the singular or plural number also include the plural or singular number, respectively; (2) the terms "HEREOF," "HEREIN," "HEREBY," "HERETO," "HEREUNDER," and derivative or similar words refer to this entire Agreement (including the exhibits hereto); (3) the term "ARTICLE" refers to the specified Article of this Agreement; (d) the term "EXHIBIT" refers to the specified Exhibit attached to this Agreement; and (e) the term "PARTY" means, on the one hand, the Ceding Company, and on the other hand, the Reinsurer.

J. OFFSET. Any debits or credits incurred after the Effective Date in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off against each other dollar for dollar.

K. COMPLIANCE WITH LAWS. The parties hereto shall at all times comply with all applicable laws in performing their obligations under this Agreement.

L. SURVIVAL. All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights or obligations hereunder existing at the time of termination.

M. CALENDAR DAYS. Unless otherwise specified, all references to "day" in this Agreement shall mean calendar days.

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IN WITNESS HEREOF, the parties to this Retrocessional Reinsurance Agreement have caused it to be duly executed in duplicate by their respective officers on the dates shown below.


ALLSTATE LIFE INSURANCE COMPANY

By:      /s/ JAMES P. ZILS
         ----------------------------------
Name:    JAMES P. ZILS
         ----------------------------------
Title:   TREASURER
         ----------------------------------
Date     DECEMBER 17, 2004
         ----------------------------------

AMERICAN HERITAGE LIFE INSURANCE COMPANY

By:      /s/ SAMUEL H. PILCH
         ----------------------------------
Name:    SAMUEL H. PILCH
         ----------------------------------
Title:   GROUP VICE PRESIDENT
         ----------------------------------
Date     DECEMBER 17, 2004
         ----------------------------------

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                                    EXHIBIT B
                                  TAX ELECTION


The Ceding Company and the Reinsurer hereby make an election pursuant to Treasury Regulations Section 1.848-2(g)(8). This election shall be effective for the tax year during which the Effective Date falls and all subsequent taxable years for which this Agreement remains in effect. Unless otherwise indicated, the terms used in this Exhibit are defined by reference to Treasury Regulations
Section 1.848-2 as in effect on the date hereof. As used below, the term "PARTY" or "PARTIES" shall refer to the Ceding Company or the Reinsurer, or both, as appropriate.

1. The party with the Net Positive Consideration (as defined in Section 848 of the Code and related Treasury Regulations) with respect to the transactions contemplated under this Agreement for any taxable year covered by this election will capitalize specified policy acquisition expenses with respect to such transactions without regard to the general deductions limitation of
     Section 848(c)(1) of the Code.

2. The parties agree to exchange information pertaining to the amount of Net Consideration (as defined in Section 848 of the Code and related Treasury Regulations) under this Agreement each year to ensure consistency or as is otherwise required by the Internal Revenue Service. The exchange of information each year will follow the procedures set forth below:

     (a) By April 1 of each year, the Ceding Company will submit a schedule to the Reinsurer of its calculation of the Net Consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an authorized representative of the Ceding Company stating the amount of the Net Consideration the Ceding Company will report in its tax return for the preceding calendar year.

     (b) Within thirty (30) days of the Reinsurer's receipt of the Ceding Company's calculation, the Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing. If the Reinsurer does not notify the Ceding Company that it contests such calculation within said 30-day period, the calculation will be presumed correct and the Reinsurer shall also report the Net Consideration as determined by the Ceding Company in the Reinsurer's tax return for the preceding calendar year.

     (c) If the Reinsurer provides an alternative calculation of the Net Consideration pursuant to clause (b), the parties will act in good faith to reach an agreement as to the correct amount of Net Consideration within thirty (30) days of the date the Ceding Company receives the alternative calculation from the Reinsurer. When the Ceding Company and the Reinsurer reach agreement on an amount of Net Consideration, each party shall report the applicable amount in their respective tax returns for the preceding calendar year.

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